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                                  EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


1. Elk Corporation of Dallas, a Delaware corporation, which owns all of the outstanding stock of (a) Elk Corporation of America, a Nevada corporation, (b) Elk Corporation of Alabama, a Delaware corporation
         (c) Elk Corporation of Texas, a Nevada corporation, and (d) Elk Corporation of Arkansas, an Arkansas corporation.

2.       Chromium Corporation, a Delaware corporation.

3. M Machinery Company (formerly known as Mosley Machinery Company, Incorporated), a Delaware corporation, which owns all of the outstanding stock of M Service Corporation, (formerly known as Mosley Service Corporation), a Delaware corporation.

4. GA Industries Corporation (formerly known as Gory Associated Industries, Inc.), a Delaware corporation.

5.       OEL, LTD., d/b/a Ortloff Engineers, Ltd., a Nevada corporation.

6.       Ortloff de Venzuela, S.A., a Republic of Venezuela corporation.

7.       Elcor Service Corporation, a Nevada corporation.